Exhibit 10.iii.q

SUPPLEMENTAL RETIREMENT AGREEMENT

(“SRA”) made as of January 1, 2000

BETWEEN:

IMC Canada Ltd.

Hereinafter called the “Company”

and

Norman Beug

Hereinafter called the “Executive”

WHEREAS the Executive is in the employ of the Company and renders valuable service to the Company,

AND WHEREAS the Executive is a member of The IMC Kalium Canada Ltd. Profit Sharing Retirement Plan for Canadian Employees (the “Kalium Plan”) and Non-Contributory Retirement Plan of PPG Industries Canada Ltd. (the “PPG Plan”).

AND WHEREAS the benefits payable from the Kalium Plan and the PPG Plan to the Executive are limited by the Income Tax Act (Canada);

AND WHEREAS the Company wishes to provide benefits to the Executive outside the Kalium Plan and the PPG Plan in excess of such limits;

NOW THEREFORE in consideration of the services provided by the Executive to the Company, the parties hereto agree as follows:

Article 1 – Definitions

The following capitalized words and phrases shall have the following meanings in this SRA unless the context clearly indicates otherwise:

1.01	Actuarial Equivalent

“Actuarial Equivalent” means an amount of an actuarially equivalent value calculated by the Actuary in accordance with the actuarial standards set by the Canadian Institute of Actuaries.

1.02	Actuary

“Actuary” means

(a)	an independent, qualified actuary who is a Fellow of the Canadian Institute of Actuaries; or

(b)	the firm of independent, qualified actuaries at least one of whose members is a Fellow of the Canadian Institute of Actuaries retained by the Company for the purpose of the Registered Plan and this SRA.

1.03	Annual Salary

“Annual Salary” means the Salary actually paid to the Executive during a calendar year.

1.04	Commuted Value

“Commuted Value” means, with respect to supplemental retirement benefits that a person has a present or future entitlement to receive, a lump-sum amount equal to the Actuarial Equivalent value of said benefits as of a specified date as determined by the Actuary in accordance with the actuarial standards set by the Canadian Institute of Actuaries.

1.05	Company

“Company” means IMC Canada, Ltd., it successors or assigns.

1.06	Credited Service

“Credited Service” means the Executive’s Periods of Employment.

1.07	Disabled or Disability

“Disabled” or “Disability” means a physical or mental impairment that prevents the Executive from performing the employment duties in which the Executive was engaged immediately prior to the commencement of the physical or mental impairment, as certified in writing by a medical doctor, and which qualifies the Executive to receive long-term disability benefits pursuant to the Company-sponsored long-term disability plan.

1.08	Early Retirement Date

“Early Retirement Date” means the first day of the month coincident with or next following the date upon which the Executive attains the age of 55 and prior to the Executive’s Normal Retirement Date.

1.09	Esterhazy Plan

“Esterhazy Plan” means the Retirement Plan for Salaried Employees of International Minerals and Chemical (Canada) Global Limited, as amended, under Canada Customs and Revenue Agency registration number 0585075.

1.10	Final Average Salary

“Final Average Salary” means the average of the Executive’s Annual Salary for the five years in which he has the highest total Salary in the ten years of Continuous Service immediately preceding the Executive’s retirement date or date of termination of Continuous Service. If the Executive has completed fewer than five year of Continuous Service, the average over the actual period of Continuous Service shall be used.

1.11	Income Tax Act

“Income Tax Act” means the Income Tax Act (Canada) as amended from time to time, the regulations thereunder and the information circulars, interpretation bulletins and published administrative guidelines of the Canada Customs and Revenue Agency.

1.12	Kalium Plan

“Kalium Plan” means The IMC Kalium Canada Ltd. Profit Sharing Retirement Plan for Canadian Employees as amended, under Canada Customs and Revenue Agency registration number 0987511.

1.13	Normal Retirement Date

“Normal Retirement Date” means the first day of the month coincident with or next following the date upon which the Executive attains the age of 65.

1.14	Period of Employment

“Period of Employment” means the continuous period of time that the Executive was employed by PPG Industries Canada Ltd. and, subsequently, the Company. The Executive’s employment shall not be interrupted by reason of a leave of absence from active employment granted by the Company, pursuant to a policy uniformly applied in all similar circumstances, because of:

(a)	Canadian Military Service, attendance at a school or training program at the request of his Employer, jury duty, layoff, personal hardship, or non-Canadian and non-active Military Service, provided that any such leave of absence does not exceed two years duration and that the sum of such leaves does not exceed five years duration; or

(b)	a Disability.

If the Executive, who is on a leave of absence described in paragraph (a) of this section, does not return to active employment within the Company immediately after the time specified in his leave, or if not specified therein, three years from the inception thereof, his employment shall be considered terminated as of the last day of the month in which such leave began. However, if the Executive’s absence is due to compulsory engagement in Military Service, it shall be considered a leave of absence granted by the Company and his employment shall not terminate if he returns to active employment with the Company within thirty days following the termination of Military Service, or if later, within the period of time during which he has reemployment rights under any applicable national law.

1.15	Postponed Retirement Date

“Postponed Retirement Date” means, if the Executive continues in the employment of the Company beyond the Executive’s Normal Retirement Date, the first day of the month in which the Executive retires after the Normal Retirement date, but shall not be later than the first day of the December of the year in which the Executive attains the age of 69.

1.16	PPG Plan

“PPG Plan” means the Non-Contributory Retirement Plan of PPG Industries Canada Ltd that the Executive previously participated in.

1.17	Salary

“Salary” means base compensation, overtime and fifty percent (50%) of any incentive payment or bonus, which is actually paid out during the year, and which is attributable to a performance period of not more than twelve (12) months. The salary of an Employee during an uncompensated leave of absence shall be deemed to be the same as his salary immediately prior to such absence.

1.18	Spouse

“Spouse” means a person of the same or opposite sex to the Executive and to whom the Executive is

(a)	married; or

(b)	not legally married but with whom the Executive has been living in a conjugal relationship at the relevant time and for a period of not less than one year immediately prior to the relevant time.

1.19	SRA

“SRA” means this Supplemental Retirement Agreement, as amended from time to time.

The masculine pronoun used herein shall include the feminine pronoun where applicable, and the singular shall include the plural and vice versa, as the context shall require.

Article 2 – Commencement Dates

2.01	Retirement Commencement Date

For purposes of this SRA, the Executive shall retire on an Early Retirement Date, Normal Retirement Date or Postponed Retirement Date. The supplemental retirement benefit shall be calculated in accordance with Article 3 (Supplemental Retirement Benefit) below, based upon the Executive’s Credited Service and Final Average Salary as of such retirement date.

2.02	Benefit Commencement Date

Subject to Article 4 (Death), the supplemental retirement benefit under this SRA shall commence on an Early Retirement Date, Normal Retirement Date or Postponed Retirement Date, as the case may be.

Article 3 – Supplemental Retirement Benefit

3.01	Vesting

Subject to Article 4.02 (Death Before Normal Retirement Date), Article 6.01 (Termination) and Article 6.05 (Amendment and Change-in-Control), the Executive’s supplemental retirement benefit under this SRA shall be fully vested when the Executive attains age 55. The Executive must retire or die from active employment with the Company on or after he attains age 55 in order to become entitled to a benefit under this SRA.

3.02	Normal Retirement Benefit

The annual supplemental retirement benefit payable to the Executive on the Normal Retirement Date shall be calculated as:

(a)	an amount equal to:

(i)	2.0% of the Executive’s Final Average Salary multiplied by his years of Credited Service, up to and including 25 years, plus

(ii)	1.0% of the Executive’s Final Average Salary multiplied by his years of Credited Service over 25 years, but not to exceed 10 years, minus

(iii)	2.0% of the Canada Pension Plan benefit payable to the Executive multiplied by his Credited Service, up to and including 25 years.

Minus

(b)	the amount of annual retirement benefit that the Executive could purchase from the balance of the Executive’s Employer Account in the Kalium Plan

Minus

(c)	the amount of the normal retirement benefit payable to the Executive pursuant to the PPG Plan, subject to the application of the maximum pension limits imposed by the Income Tax Act.

3.03	Early Retirement Benefit

The annual supplemental retirement benefit payable to the Executive on an Early Retirement Date shall be calculated as:

(a)	the amount determined by paragraph (a) of Section 3.02 (Normal Retirement Benefit) of this SRA, reduced by 1/3 of 1% for each month by which the pension commencement date precedes the Executive’s attainment of age sixty-two (62)

Minus

(b)	the amount of annual retirement benefit that the Executive could purchase from the balance of the Executive’s Employer Account in the Kalium Plan

Minus

(c)	the amount of the early retirement benefit payable to the Executive pursuant to the PPG Plan, subject to the application of the maximum pension limits imposed by the Income Tax Act.

3.04	Postponed Retirement Benefit

The annual supplemental retirement benefit payable to the Executive on a Postponed Retirement Date shall be calculated as:

(a)	the amount determined by paragraph (a) of Section 3.02 (Normal Retirement Benefit) of this SRA, based on Credited Service up to the Executive’s pension commencement date

Minus

(b)	the amount of annual retirement benefit that the Executive could purchase from the balance of the Executive’s Employer Account in the Kalium Plan

Minus

(c)	the amount of the postponed retirement benefit payable to the Executive pursuant to the PPG Plan, subject to the application of the maximum pension limits imposed by the Income tax Act.

3.05	Form of Payment

The annual supplemental retirement benefit shall be calculated in the normal form of payment provided for pursuant to the Esterhazy Plan and shall be paid to the Executive in the same forms and subject to the same actuarial adjustments as the pension benefits are payable to members of the Esterhazy Plan.

Article 4 – Death

4.01	Death Prior to Retirement

If the Executive dies prior to commencing to receive a supplemental retirement benefit pursuant to the Plan and, as a result of his death, a benefit would be payable pursuant to Section 6.3 (Survivor Benefits) of the Esterhazy Plan, then a death benefit pursuant to this SRA shall be payable to the Executive’s Spouse, beneficiary or estate, as the case may be. The death benefit shall be in the form of:

•	A lump sum payment equal to the Commuted Value of the supplemental retirement benefit calculated pursuant to Section 3.02 (Normal Retirement Benefit) of this SRA; or

•

A lifetime pension beginning the first of the month following the death of the Executive. The lifetime pension will be the actuarial equivalent of the supplemental retirement benefit calculated pursuant to Section 3.02 of this SRA.

4.02	Death After Retirement

If the Executive dies after retiring, a death benefit pursuant to this SRA shall be payable to the Executive’s Spouse, beneficiary or estate, as the case may be, in the same manner and form as the death benefit payable pursuant to the Esterhazy Plan.

Article 5 – Disability

5.01	Continued Participation

If the Executive becomes disabled, he shall continue to participate in this SRA and shall be entitled to benefits from this SRA upon retirement or death.

Article 6 – General Provisions

6.01	Termination

(a)	Termination For Just Cause

If the Executive’s employment is terminated for just cause prior to the Executive attaining age 55, the Executive will not be entitled to any benefits under this SRA.

(b)	Termination Without Just Cause

Notwithstanding Article 3.01 (Vesting), if the Executive’s employment is terminated without just cause prior to the Executive attaining age 55, the Executive will become immediately vested in his supplemental retirement benefit earned up to and including the date of termination.

The supplemental retirement benefit shall be paid as a deferred annuity commencing on the Executive’s Normal Retirement Date and shall be equal to the annual supplemental retirement benefit computed in accordance with Article 3.02 (Normal Retirement Benefit) on the basis of the Executive’s Final Average Salary, Credited Service and Canada Pension Plan benefit payable to the Executive as of the date of the Executive’s termination of employment. On or after the date on which the Executive reaches age 55, he may elect to receive an immediate pension benefit in an amount equal to the Actuarially Equivalent of the supplemental retirement benefit computed in accordance with Article 3.02 (Normal Retirement Benefits), on the basis of the Executive’s Final Average Salary, Credited Service and Canada Pension Plan benefit payable to the Executive as of the date of the Executive’s termination of employment.

6.02	Funding

The Company shall not be required to establish or contribute to a trust fund or other funding arrangement of any kind for the provision of the supplemental retirement benefit described in this SRA.

6.03	Successors and Assigns

This SRA shall enure to the benefit of and be binding upon the Company, its successors and assigns, and upon the Executive and his executors and administrators.

6.04	Withholding Tax

The benefits payable pursuant to this SRA shall be subject to such withholding tax as required by law.

6.05	Amendment and Change-in-Control

This SRA may be amended at any time upon the written agreement of the Company and the Executive. This SRA may be terminated on 30 days written notice by the Company, provided however, that the Executive’s benefits accrued under this SRA up to the date of termination of this SRA are fully protected and continue to be payable in accordance with the terms of this SRA.

Notwithstanding Article 3.01 (Vesting), if the obligations of the Company under this SRA, in whole or in part, are transferred to:

(i)	an individual

(ii)	partnership;

(iii)	corporation; or

(iv)	any other legal entity

which is not affiliated with the Company, controlled by the Company or a subsidiary of the Company, then the Executive will become immediately vested in his supplemental retirement benefit earned up to and including the date of transfer of the obligations.

Notwithstanding Article 3.01 (Vesting), any increase in the ownership as of the date of this SRA, direct or indirect, of the outstanding shares of the Company resulting in a party or entity or group of parties or entities, or parties or entities acting in concert, or parties or entities associated or affiliated with any such party or entity, acquiring shares and/or other securities in excess of the number which, directly or following conversion thereof, would entitle the holder or holders thereof to cast fifty percent (50%) or more of the votes attaching to all such shares and/or other securities of the Company which may be cast to elect directors of the Company, will result in the Executive becoming immediately vested in his supplemental retirement benefit earned up to and including the date of change in control.

The supplemental retirement benefit payable pursuant to this Article 6.05 shall be paid as a deferred annuity commencing on the Executive’s Normal Retirement Date and shall be equal to the annual supplemental retirement benefit computed in accordance with Article 3.02 (Normal Retirement Benefit) on the basis of the Executive’s Final Average Salary, Credited Service and Canada Pension Plan benefit payable to the Executive as of the date of the transfer of obligations or change in control, as the case may be. On or after the date on which the

Executive reaches age 55, he may elect to receive an immediate pension benefit in an amount equal to the Actuarially Equivalent of the supplemental retirement benefit computed in accordance with Article 3.02 (Normal Retirement Benefit), on the basis of the Executive’s Final Average Salary, Credited Service and Canada Pension Plan benefit payable to the Executive as of the date of the transfer of obligations or change in control, as the case may be.

6.06	Governing Laws

This SRA shall be governed by the laws applicable in the Province of Saskatchewan.

IN WITNESS WHEREOF the Company has executed this SRA by its duly authorized officers and the Executive has executed this SRA as of the date first above written.

Per:
Norman Beug
Mr. Stephen Malia
Senior Vice President,
Human Resources
IMC Global

SIGNED, SEALED AND DELIVERED

in the presence of
Name